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                                                                       Exhibit 5


                         [HUNTON & WILLIAMS LETTERHEAD]


                                                          File No: 54521.34


                                                          April 9, 2002


Board of Directors
FBR Asset Investment Corporation
Potomac Tower, 1001 Nineteenth Street North
Arlington, Virginia 22209


                       Registration Statement on Form S-3
                   1,086,600 Shares of Common Stock for Resale


Ladies and Gentlemen:

We have acted as counsel to FBR Asset Investment Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with respect to the offer and sale from time to time of up to 1,086,600 shares of the Company's common stock, $.01 par value per share, by a certain selling shareholder named in the Registration Statement (the "Shares").

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     1. The Company was duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.

                                        Very truly yours,


                                        /s/ Hunton & Williams
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